August 2014 Preliminary Terms No. 1,553 Registration Statement No. 333-178081 Dated August 5, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if a trigger event has not occurred, meaning that the intraday index value of the underlying index has not decreased to or below the trigger level of 95% of the initial index at any time on any index business day from and including the settlement date to and including the valuation date, and the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity (if a trigger event has not occurred).  If a trigger event has not occurred and the underlying index depreciates in value, investors will receive the stated principal amount of their investment.  If a trigger event has occurred and the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus unleveraged upside performance of the underlying index.  However, if a trigger event has occurred and the underlying index has depreciated in value, investors will lose some or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  A trigger event will occur if the underlying index has declined, as compared to its initial index value, by 5% or more, at any time on any index business day from and including the settlement date to and including the valuation date.  If a trigger event occurs, investors will no longer have the limited protection against loss and will lose the ability to receive the leveraged upside payment.  These Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity (if a trigger event has not occurred) in exchange for the upside leverage feature that applies only if a trigger event has not occurred and the limited protection against loss that applies only if the intraday index value is greater than the trigger level at all times on each index business day from and including the settlement date to and including the valuation date.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August , 2018
Underlying index:	Hang Seng China Enterprises Index
Aggregate principal amount:	$
Payment at maturity:
If a trigger event has not occurred and the final index value is greater than the initial index value: $1,000 + leveraged upside payment, subject to the maximum payment at maturity (if a trigger event has not occurred)
If a trigger event has not occurred and the final index value is less than or equal to the initial index value: $1,000
If a trigger event has occurred and the final index value is greater than the initial index value: $1,000 + (1,000 × index percent increase)
If a trigger event has occurred and the final index value is less than or equal to the initial index value: $1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of some, and possibly all, of your investment.

Trigger event:	A trigger event occurs if, at any time on any index business day, the intraday index value is less than or equal to the trigger level.
Trigger level:	, which is 95% of the initial index value
Intraday index value:
With respect to the underlying index, at any time on any index business day on which there is no market disruption event with respect to such underlying index, the value of such underlying index published at such time on such day on the applicable Bloomberg page or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index.   See “Additional Information About the Trigger PLUS—Intraday index value.”

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	500%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	August , 2018, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity (if a trigger event has not occurred):	$2,500 per Trigger PLUS (250% of the stated principal amount)
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	August , 2014
Original issue date:	August , 2014 (10 business days after the pricing date)
CUSIP / ISIN:	61761JSN0 / US61761JSN09
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $962.40 per Trigger PLUS, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$1,000	$	$
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each Trigger PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.
Product Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary
Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018 (the “Trigger PLUS”) can be used:

▪
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index only if a trigger event has not occurred, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario, but only if a trigger event has not occurred
▪
To provide limited protection against a loss of principal in the event of a slight decline of the underlying index as of the valuation date but only if the intraday index value is greater than the trigger level at all times on each index business day from and including the settlement date to and including the valuation date

Maturity:	Approximately 4 years
Leverage factor:	500% (applicable only if a trigger event has not occurred and the final index value is greater than the initial index value)
Trigger level:	95% of the initial index value
Maximum payment at maturity (if a trigger event has not occurred):
$2,500 per Trigger PLUS (250% of the stated principal amount).  The maximum payment at maturity applies if a trigger event has not occurred and the final index value is greater than the initial index value.

Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date will be approximately $962.40, or within $15.00 of that estimate.  Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity (if a trigger event has not occurred), we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

August 2014	Page 2

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

August 2014	Page 3

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a certain range of positive performance of the underlying index if a trigger event has not occurred, meaning that the intraday index value has not decreased to or below the trigger level, which is 95% of the initial index value, at any time on any index business day from and including the settlement date to and including the valuation date.  In exchange for the potential leverage feature, investors are exposed to the risk of loss of some or all of their investment if a trigger event has occurred and the final index value is less than the initial index value.  Furthermore, if a trigger event has not occurred and the final index value is greater than the initial index value, investors will forgo returns above the maximum payment at maturity (if a trigger event has not occurred) of $2,500 per Trigger PLUS.  At maturity, an investor will receive an amount in cash based upon whether or not a trigger event has occurred and the closing value of the underlying index on the valuation date.  The Trigger PLUS are unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.  Investors may lose their entire initial investment in the Trigger PLUS.

Potential Leveraged Upside Performance
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance, but only if a trigger event has not occurred.

Trigger Feature
A trigger event will occur if the index has declined, as compared to its initial index value, by 5% or more, at any time on any index business day from and including the settlement date to and including the valuation date.  If a trigger event occurs, investors will no longer have the limited protection against loss and will lose the ability to receive the leveraged upside payment.

The payment at maturity will depend on whether or not a trigger event has occurred, and the final index value on the valuation date, as follows:

If a trigger event has not occurred and the final index value is greater than the initial index value: $1,000 + leveraged upside payment, subject to the maximum payment at maturity

If a trigger event has not occurred and the final index value is less than or equal to the initial index value: $1,000

If a trigger event has occurred and the final index value is greater than the initial index value: $1,000 + (1,000 × index percent increase)

If a trigger event has occurred and the final index value is less than or equal to the initial index value: $1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of some, and possibly all, of your investment.

August 2014	Page 4

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram
The payoff diagrams below illustrate the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	500%
Trigger level:	95% of the initial index value (observed at all times on each index business day from and including the settlement date to and including the valuation date)
Maximum payment at maturity (if a trigger event has not occurred):	$2,500 per Trigger PLUS (250% of the stated principal amount)
Minimum payment at maturity:	None

The first payoff diagram below illustrates the payment at maturity on the Trigger PLUS if a trigger event has not occurred, and the second payoff diagram below illustrates the payment at maturity on the Trigger PLUS if a trigger event has occurred.  A trigger event will occur if the intraday index value is less than or equal to the trigger level at any time on any index business day from and including the settlement date to and including the valuation date.  The payment at maturity on the Trigger PLUS, if any, will depend on whether or not a trigger event has occurred and the final index value, as determined on the valuation date.

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Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Trigger PLUS Payoff Diagram (if a Trigger Event Has Not Occurred)

How it works

▪
Upside Scenario if a Trigger Event Has Not Occurred:  If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 500% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity (if a trigger event has not occurred).  Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity of $2,500 per Trigger PLUS (if a trigger event has not occurred) at a final index value of 130% of the initial index value.

▪	If the underlying index appreciates 5%, investors would receive a 25% return, or $1,250.00 per Trigger PLUS.

▪	If the underlying index appreciates 40%, the investor would receive only a 150% return, or $2,500 per Trigger PLUS, due to the maximum payment at maturity (if a trigger event has not occurred).

▪	Par Scenario if a Trigger Event Has Not Occurred: If the final index value is less than or equal to the initial index value, investors would receive the $1,000 stated principal amount.

▪	If the underlying index depreciates 3%, investors would receive the stated principal amount.

Note that, because a trigger event has not occurred in this scenario, the final index value must necessarily be greater than the trigger level of 95% of the initial index value.  If the intraday index value is less than or equal to the trigger level at any time on any index business day, a trigger event will have occurred.

August 2014	Page 6

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Trigger PLUS Payoff Diagram (if a Trigger Event Has Occurred)

How it works.

▪
Upside Scenario if a Trigger Event Has Occurred:  If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 100% of the appreciation of the underlying index over the term of the Trigger PLUS.  Because a trigger event has occurred, investors lose the opportunity to receive the leveraged upside payment.

▪	If the underlying index appreciates 10%, investors would receive a 10% return, or $1,100.00 per Trigger PLUS.

▪
Downside Scenario if a Trigger Event Has Occurred:  If the final index value is less than or equal to the initial index value, investors would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.  Under these circumstances, the payment at maturity will be less than the stated principal amount per Trigger PLUS, and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying index depreciates 60%, the investor would lose 60% of the investor’s principal and receive only $400 per Trigger PLUS at maturity, or 40% of the stated principal amount.

If a trigger event occurs and the final index value is less than the initial index value, you will lose some or all of your investment in the Trigger PLUS.

August 2014	Page 7

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The table below illustrates the payment at maturity for each Trigger PLUS for a hypothetical range of performance of the underlying index and does not cover the complete range of possible payouts at maturity.

	A Trigger Event Has Not Occurred		A Trigger Event Has Occurred
Index Percent Change	Return on the Trigger PLUS	Payment at Maturity	Return on the Trigger PLUS	Payment at Maturity
100%	150%	$2,500	100%	$2,000
90%	150%	$2,500	90%	$1,900
80%	150%	$2,500	80%	$1,800
70%	150%	$2,500	70%	$1,700
60%	150%	$2,500	60%	$1,600
50%	150%	$2,500	50%	$1,500
40%	150%	$2,500	40%	$1,400
30%	150%	$2,500	30%	$1,300
20%	100%	$2,000	20%	$1,200
10%	50%	$1,500	10%	$1,100
5%	25%	$1,250	5%	$1,050
0%	0%	$1,000	0%	$1,000
–4%	0%	$1,000	–4%	$960
–5%	N/A	N/A	–5%	$950
–10%	N/A	N/A	–10%	$900
–20%	N/A	N/A	–20%	$800
–30%	N/A	N/A	–30%	$700
–40%	N/A	N/A	–40%	$600
–50%	N/A	N/A	–50%	$500
–60%	N/A	N/A	–60%	$400
–70%	N/A	N/A	–70%	$300
–80%	N/A	N/A	–80%	$200
–90%	N/A	N/A	–90%	$100
–100%	N/A	N/A	–100%	$0

August 2014	Page 8

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity.  If a trigger event has occurred, meaning that the intraday index value at any time on any index business day from and including the settlement date to and including the valuation date is less than or equal to the trigger level, which is 95% of the initial index value, and the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index over the term of the Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

▪
If a trigger event occurs, investors will no longer have the limited protection against loss and will lose the ability to receive the leveraged upside payment.  A trigger event will occur if, at any time on any index business day from and including the settlement date to and including the valuation date, the intraday index value is less than or equal to the trigger level of 95% of the initial index value.  Therefore, a trigger event will occur if the underlying index declines by just 5% or more from its initial index value.  If a trigger event occurs, investors will lose the opportunity to receive leveraged upside performance of the underlying index, and will be fully exposed to any negative underlying index performance as measured from the pricing date to the valuation date.

▪
If a trigger event does not occur, the appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity for such scenario. If a trigger event does not occur, the appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity for such scenario of $2,500 per Trigger PLUS, or 250% of the stated principal amount.  Although the leverage factor provides 500% exposure to any increase in the final index value over the initial index value, provided that a trigger event does not occur, because the payment at maturity in such case will be limited to 250% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than 30% of the initial index value will not increase the return on the Trigger PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: whether a trigger event has occurred, the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the intraday index value or the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Hang Seng China Enterprises Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

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Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Investing in the Trigger PLUS exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.  The stocks included in the underlying index have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the underlying index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

▪
The final index value is not based on the value of the underlying index at any time other than than the valuation date.  The final index value will be based on the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based on the index closing value on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks.  As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely

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Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial index value, the trigger level, the intraday index value and the final index value, including whether the intraday index value at any time on any index business day from and including the settlement date to and including the valuation date has decreased to or below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS—General Terms of PLUS” —Postponement of Valuation Date(s),” —Alternate Exchange Calculation in case of an Event of Default,” —Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” and “—

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Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level above which the underlying index must be at all times on each index business day from and including the settlement date to and including the valuation date so that investors are not exposed to the negative performance of the underlying index over the term of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether a trigger event occurs, the value of the underlying index on the valuation date, and, therefore, whether an investor would receive less than the stated principal amount of the Trigger PLUS at maturity.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provide for the return of principal except where the index value is at or below the trigger level at any time during the term of the Trigger PLUS, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Hang Seng China Enterprises Index Overview

The Hang Seng China Enterprises Index, which is calculated, maintained and published by Hang Seng China Indexes Company Limited, is a market-capitalization weighted index consisting of H-shares of Chinese enterprises listed on the Hong Kong Stock Exchange (“HKSE”). H-shares are shares of a company incorporated in mainland China that are listed on the HKSE or another foreign exchange.  For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Annex A— Hang Seng China Enterprises Index.”

Information as of market close on August 1, 2014:

Bloomberg Ticker Symbol:	HSCEI
Current Index Value:	10,982.65
52 Weeks Ago:	9,723.93
52 Week High (on 12/2/2013):	11,548.07
52 Week Low (on 3/20/2014):	9,203.07

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2009 through August 1, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on August 1, 2014 was 10,982.65.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.  No assurance can be given as to the index value throughout the term of the Trigger PLUS, including on the valuation date.

Underlying Index Historical Performance – Daily Index Closing Values January 1, 2009 to August 1, 2014

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Hang Seng China Enterprises Index	High	Low	Period End
2009
First Quarter	8,676.75	6,582.23	8,070.13
Second Quarter	11,088.77	8,077.68	10,962.61
Third Quarter	12,668.25	10,279.25	11,858.15
Fourth Quarter	13,751.65	11,526.32	12,794.13
2010
First Quarter	13,246.21	10,989.19	12,397.59
Second Quarter	13,046.72	10,729.05	11,466.24
Third Quarter	12,429.28	11,184.33	12,406.10
Fourth Quarter	14,204.13	12,309.59	12,692.43
2011
First Quarter	13,315.84	12,022.60	13,315.84
Second Quarter	13,684.06	12,009.33	12,576.68
Third Quarter	12,873.60	8,735.40	8,917.36
Fourth Quarter	10,917.70	8,102.58	9,936.48
2012
First Quarter	11,826.76	9,987.33	10,640.16
Second Quarter	11,145.96	9,336.38	9,574.84
Third Quarter	9,962.17	9,020.34	9,831.62
Fourth Quarter	11,436.16	9,828.22	11,436.16
2013
First Quarter	12,215.03	10,740.05	10,896.22
Second Quarter	11,347.41	8,871.28	9,311.44
Third Quarter	10,769.54	8,900.25	10,316.12
Fourth Quarter	11,548.07	10,177.82	10,816.14
2014
First Quarter	10,709.34	9,203.07	10,075.10
Second Quarter	10,522.13	9,655.56	10,335.03
Third Quarter (through August 1, 2014)	11,130.20	10,341.00	10,982.65

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Underlying index publisher:	Hang Seng Indexes Company Limited
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Intraday index value:
With respect to the underlying index, at any time on any index business day on which there is no market disruption event with respect to such underlying index, the value of such underlying index published at such time on such day on the applicable Bloomberg page or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index.  If such service or any successor service no longer displays the value of such index, then the calculation agent shall designate an alternate source for the determination of the value of such index, which shall be the publisher of the relevant underlying index, unless the calculation agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such index.  In certain circumstances, the intraday index value of the underlying index will be based on the alternate calculation of such underlying index described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying product supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of

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2010 (commonly referred to as “FATCA”) applies to certain financial instruments (including the Trigger PLUS if they were recharacterized as debt instruments) with respect to any payment of amounts treated as interest and, if made after December 31, 2016, any payment of gross proceeds of a disposition (including upon retirement) of such an instrument.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in stocks of the underlying index, futures or options contracts on the underlying index or any other securities or instruments they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level above which the underlying index must be at all times on each index business day from and including the settlement date to and including the valuation date so that investors are not exposed to the negative performance of the underlying index over the term of the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result

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in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder

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in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this preliminary pricing supplement.  The agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this preliminary pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.  When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A

The Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index, which we refer to as the HSCEI, was developed, and is calculated and managed, by the Hang Seng Indexes Company Limited, a wholly owned subsidiary of the Hang Seng Bank. The HSCEI was launched on August 8, 1994 and is a market-capitalization weighted index consisting of H-shares of Chinese enterprises listed on the Hong Kong Stock Exchange (“HKSE”). H-shares are shares of a company incorporated in mainland China that are listed on the HKSE or another foreign exchange.

Standards for Listing and Maintenance

Only H-share companies with a primary listing on the main board of HKSE are eligible to be included in the Hang Seng China Enterprises Index.  Companies whose only securities listed on the HKSE are preference shares, REITs, debt securities, mutual funds and other derivatives are not eligible for inclusion in the stock universe. In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  If an existing constituent fails to meet the above turnover requirement, a supplementary turnover test will be undertaken for those months with velocity of less than 0.1%.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily trades shares during a specific calendar month by the freefloat-adjusted issued shares at the end of that month.

The number of constituent stocks of HSCEI is fixed at 40.  The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  From the eligible stocks, final selections are made using the following methodology:

1)
all eligible stocks are ranked by (i) market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) freefloat-adjusted market capitalization, in terms of 12-month average market capitalization after freefloat adjustment;

2)
the combined market capitalization ranking for each eligible stock is determined as the weighted average of the market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and

3)
the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of the Hang Seng China Enterprises Index, subject to the following buffer zone rule. Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by Hang Seng Indexes Company Limited. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

August 2014	Page 20

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Trigger Performance Leveraged Upside SecuritiesSM
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Calculation of the Hang Seng Indices

The HSCEI is calculated using a free float-adjusted market capitalization weighted methodology with a 10% cap on individual stock weightings.

The formula for the index calculation is shown below:

current index	=	current aggregate freefloat-adjusted market capitalization of constituents	×	yesterday’s closing index
yesterday’s aggregate freefloat-adjusted market capitalization of constituents

=	S (Pt x IS x FAF x CF)	×	yesterday’s closing index
S (Pt-1 x IS x FAF x CF)

where:

Pt	:	current price at day t;

Pt-1	:	closing price at day t-1;

IS	:	number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF	:	freefloat-adjusted factor, which is between 0 and 1; and

CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-freefloat unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-freefloat, regardless of the shareholding percentage.

The freefloat-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares.  The freefloat-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the freefloat-adjusted factor is calculated separately for each class of shares.

Cap Factor.  A cap factor (“CF”) is calculated quarterly, such that no individual constituent in an index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing.  The update of the issued shares, adjustment of the freefloat-adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or freefloat-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

License Agreement between Hang Seng Indexes Company Limited and Morgan Stanley.  Hang Seng Indexes Company Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in

August 2014	Page 21

Trigger PLUS Based on the Value of the Hang Seng China Enterprises Index due August     , 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

exchange for a fee, of the right to use the Hang Seng China Enterprises Index, which is owned and published by Hang Seng Indexes Company Limited, in connection with the securities.

Hang Seng Indexes Company Limited has no obligation with respect to Hang Seng China Enterprises Index in connection with the issuance of certain securities, including the securities.  Morgan Stanley is not affiliated with Hang Seng Indexes Company Limited and the only relationship between Hang Seng Indexes Company Limited and Morgan Stanley is the licensing of the use of Hang Seng China Enterprises Index and trademarks related to the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name “Hang Seng China Enterprises Index” is proprietary to Hang Seng Data Services Limited.  Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Morgan Stanley in connection with the securities, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG CHINA ENTERPRISES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng China Enterprises Index and the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG CHINA ENTERPRISES INDEX BY MORGAN STANLEY IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the securities in any manner whatsoever by any broker, holder or other person dealing with the securities. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

August 2014	Page 22